Exhibit 99.1

Contact: Lynn Martenstein or Greg Johnson

(305) 539-6570 or (305) 539-6153

For Immediate Release

ROYAL CARIBBEAN REPORTS RECORD FOURTH QUARTER 2006 EARNINGS

MIAMI – February 5, 2007 – Royal Caribbean Cruises Ltd. (NYSE, OSE: RCL).

Key Highlights

•	Record fourth quarter 2006 net income of $46.6 million, or $0.22 per share.
•	Fourth quarter 2006 Net Yield growth of 3.3%.
•	Fourth quarter 2006 Net Cruise Costs decreased 3.3%.
•	Record full year Net Yields, which were up 3.4%.
•	For 2007, the company expects earnings per share to be $3.05 to $3.20.
•	For 2007, the company expects Net Yields to increase in a range around 3%, and on a comparable basis (i.e. excluding Pullmantur) to increase in a range around 1%.
•	For 2007, the company expects Net Cruise Costs to increase in a range around 3%, and on a comparable basis to be down in a range around 1%.

Royal Caribbean Cruises Ltd. today announced record net income for the fourth quarter 2006 of $46.6 million, or $0.22 per share, compared to a net loss of $3.6 million, or $0.02 per share, for the fourth quarter 2005. Revenues for the fourth quarter 2006 increased to $1.2 billion from revenues of $1.0 billion in the fourth quarter 2005.

Net income for the full year 2006 was $633.9 million, or $2.94 per share, compared to income before the cumulative effect of a change in accounting principle of $663.5 million, or $3.03 per share, for the full year 2005. Revenues for the full year 2006 increased to $5.2 billion from revenues of $4.9 billion for the full year 2005. Net Yields grew 3.4% to a record $178.

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Compared to the same period last year, fourth quarter 2006 Net Yields increased 3.3%, consistent with previous guidance, driven by strong cruise pricing. Net Cruise Costs, on a per APCD basis, decreased 3.3%, driven by the timing of drydocking and marketing expenses. Fuel costs, on a per APCD basis, were flat, with an average “at-the-pump” price of $395 for the quarter.

“It is very gratifying to achieve such strong performance, especially in our traditionally softest quarter,” said Richard D. Fain, Chairman and Chief Executive Officer. “This certainly tops off another excellent year. We are particularly pleased with the solid yield performance of our brands, and healthy earnings despite significantly higher fuel costs.” Higher fuel prices increased operating costs by $112 million in 2006, which reduced earnings per share by $0.51.

Fain continued, “Royal Caribbean International and Celebrity Cruises grew yields 3.4% for the full year 2006. This is at the high end of our original expectations, and is a testament to the strength and momentum of our brands, particularly given a Caribbean pricing environment that is less robust than we had hoped.”

2007 Outlook

The Pullmantur acquisition was completed in November 2006. For reporting purposes, the company will be including Pullmantur’s results on a two month lag, and, as such, its operations will be included in the company’s consolidated financial statements beginning with the first quarter 2007. Therefore, the items discussed in this outlook section include Pullmantur.

Collectively, the company will have a 12.2% increase in capacity in 2007, driven by Pullmantur, the April delivery of Liberty of the Seas, and a full year of Freedom of the Seas.

“The early indications from the ‘wave period’ are less encouraging than we had hoped,” Fain said. We have seen the usual uptick in volume, while pricing appears to have leveled off from the healthy appreciation we have seen over the last few years. The beginning of the year is down slightly, but the revenue picture for the balance of the year is stronger.”

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For the full year 2007, the company currently forecasts that Net Yields will increase in a range around 3% compared to 2006. Pullmantur accounts for two percentage points of this change. Net Cruise Costs per APCD are expected to increase in a range around 3% compared to the prior year. Pullmantur, because of its non-cruise division, will have a negative impact of approximately four percentage points on Net Cruise Costs. The company’s cost guidance for fuel is based on a current “at-the-pump” price of $361 per metric ton. Additionally, the company is currently 45% hedged for 2007, and a 10% change in the market price of fuel results in a $24 million change in fuel costs after taking into account existing hedges. Based on these estimates, and assuming that fuel prices remain at today’s level, the company expects full year 2007 earnings per share to be $3.05 to $3.20.

Pullmantur has even a greater degree of seasonality than the other brands, with the summer months being significantly stronger than the winter season. This, coupled with the two month reporting lag, will have a negative impact on the first two quarters, but will provide a benefit in the third and fourth quarters.

For the first quarter 2007, the company currently forecasts Net Yields will decrease in a range around 3% compared to the first quarter 2006. Net Cruise Costs per APCD are expected to increase 4% to 5% compared to the first quarter 2006, of which about half is driven by Pullmantur. Based on these estimates, and assuming that fuel prices remain at today’s level, the company expects first quarter 2007 earnings per share to be $0.03 to $0.08.

“Coming off a great year, we are encouraged by the prospects of solid earnings accretion in 2007, despite a leveling off in pricing in the early part of the year,” Fain said. “The introduction of Liberty of the Seas in April, the integration of Pullmantur and the associated vessel realignments we have announced will continue the strong brand momentum we have been enjoying.”

The company has scheduled a conference call at 10 a.m. Eastern Standard Time today to discuss its earnings. This call can be listened to, either live or on a delayed basis, on the company’s investor relations web site at www.rclinvestor.com.

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Terminology

Available Passenger Cruise Days (“APCD”)

APCDs are our measurement of capacity and represent double occupancy per cabin multiplied by the number of cruise days for the period.

Gross Yields

Gross Yields represent total revenues per APCD.

Net Yields

Net Yields represent Gross Yields less commissions, transportation and other expenses and onboard and other expenses per APCD. We utilize Net Yields to manage our business on a day-to-day basis and believe that it is the most relevant measure of our pricing performance because it reflects the cruise revenues earned by us net of our most significant variable costs. We have not provided a quantitative reconciliation of projected Gross Yields to projected Net Yields due to the significant uncertainty in projecting the costs deducted to arrive at this measure. Accordingly, we do not believe that reconciling information for such projected figures would be meaningful.

Gross Cruise Costs

Gross Cruise Costs represent the sum of total cruise operating expenses plus marketing, selling and administrative expenses.

Net Cruise Costs

Net Cruise Costs represent Gross Cruise Costs excluding commissions, transportation and other expenses and onboard and other expenses. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Costs to be the most relevant indicator of our performance. We have not provided a quantitative reconciliation of projected Gross Cruise Costs to projected Net Cruise Costs due to the significant uncertainty in projecting the costs deducted to arrive at this measure. Accordingly, we do not believe that reconciling information for such projected figures would be meaningful.

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Passenger Cruise Days

Passenger Cruise Days represent the number of passengers carried for the period multiplied by the number of days of their respective cruises.

Occupancy

Occupancy, in accordance with cruise industry practice, is calculated by dividing Passenger Cruise Days by APCDs. A percentage of 100% or higher indicates that three or more passengers occupied some cabins.

Royal Caribbean Cruises Ltd. is a global cruise vacation company that operates Royal Caribbean International, Celebrity Cruises and Pullmantur. The company has a combined total of 34 ships in service and six under construction. It also offers unique land-tour vacations in Alaska, Australia, Canada, Europe and Latin America. Additional information can be found on www.royalcaribbean.com, www.celebrity.com, www.pullmantur.es or www.rclinvestor.com.

Certain statements in this news release are forward-looking statements. Forward-looking statements do not guarantee future performance and may involve risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Such factors include general economic and business conditions, vacation industry competition, including cruise vacation industry competition, changes in vacation industry capacity, including over capacity in the cruise vacation industry, the impact of tax laws and regulations affecting our business or our principal shareholders, the impact of changes in other laws and regulations affecting our business, the impact of pending or threatened litigation, the delivery of scheduled new ships, emergency ship repairs, negative incidents involving cruise ships including those involving the health and safety of passengers, reduced consumer demand for cruises as a result of any number of reasons, including geo-political and economic uncertainties, the unavailability of air service, armed conflict, terrorist attacks and the resulting concerns over safety and security aspects of traveling, the impact of the spread of contagious diseases, our ability to obtain financing on terms that are favorable or consistent with our expectations, changes in our stock price or principal shareholders, the impact of changes in operating and financing costs, including changes in foreign currency, interest rates, fuel, food, payroll, insurance and security costs, the implementation of regulations in the United States requiring United States citizens to obtain passports for travel to additional foreign destinations, weather, and other factors described in further detail in Royal Caribbean Cruises Ltd.’s filings with the Securities and Exchange Commission. The above examples are not exhaustive and new risks emerge from time to time. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In addition, certain financial measures in this news release constitute non-GAAP financial measures as defined by Regulation G. A reconciliation of these items can be found on our investor relations website at www.rclinvestor.com.

Financial Tables Follow

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ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share data)

	Quarter Ended December 31,		Year Ended December 31,	
	2006	**2005**	**2006**	**2005**
Passenger ticket revenues	$ 831,721	$ 738,469	$ 3,838,648	$ 3,609,487
Onboard and other revenues	321,494	291,171	1,390,936	1,293,687
Total revenues	1,153,215	1,029,640	5,229,584	4,903,174
Cruise operating expenses				
Commissions, transportation and other	197,470	179,439	917,929	858,606
Onboard and other	63,272	54,238	331,218	308,611
Payroll and related	131,075	127,205	501,874	510,692
Food	72,706	67,111	278,604	270,674
Fuel	119,880	110,494	480,187	367,864
Other operating	165,955	165,336	739,817	677,785
Total cruise operating expenses	750,358	703,823	3,249,629	2,994,232
Marketing, selling and administrative expenses	181,183	168,709	699,864	635,308
Depreciation and amortization expenses	108,132	101,312	421,645	402,069
Operating Income	113,542	55,796	858,446	871,565
Other income (expense)				
Interest income	3,451	1,924	15,238	9,129
Interest expense, net of interest capitalized	(71,727)	(60,459)	(267,861)	(269,750)
Other (expense) income	1,358	(865)	28,099	52,521
	(66,918)	(59,400)	(224,524)	(208,100)
Income (Loss) Before Cumulative Effect of a Change in Accounting Principle	46,624	(3,604)	633,922	663,465
Cumulative effect of a change in accounting principle	-	-	-	52,491
Net Income (Loss)	$ 46,624	$ (3,604)	$ 633,922	$ 715,956
Basic Earnings Per Share:				
Income (Loss) before cumulative effect of a change in accounting principle	$ 0.22	$ (0.02)	$ 3.01	$ 3.22
Cumulative effect of a change in accounting principle	$ -	$ -	$ -	$ 0.25
Net income (Loss)	$ 0.22	$ (0.02)	$ 3.01	$ 3.47
Diluted Earnings Per Share:				
Income (Loss) before cumulative effect of a change in accounting principle	$ 0.22	$ (0.02)	$ 2.94	$ 3.03
Cumulative effect of a change in accounting principle	$ -	$ -	$ -	$ 0.22
Net income (Loss)	$ 0.22	$ (0.02)	$ 2.94	$ 3.26
Weighted-Average Shares Outstanding:				
Basic	212,078	210,313	210,703	206,217
Diluted	213,743	210,313	221,485	234,714

STATISTICS

	Quarter Ended December 31,		Year Ended December 31,	
	2006	**2005**	**2006**	**2005**
Occupancy	104.3%	104.6%	106.5%	106.6%
Passenger Cruise Days	6,099,721	5,631,766	23,849,606	23,178,560

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ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)

Gross Yields and Net Yields were calculated as follows (in thousands, except APCD and Yields):

	Quarter Ended December 31,		Year Ended December 31,	
	2006	2005	2006	2005
Passenger ticket revenues	$ 831,721	$ 738,469	$ 3,838,648	$ 3,609,487
Onboard and other revenues	321,494	291,171	1,390,936	1,293,687
Total revenues	1,153,215	1,029,640	5,229,584	4,903,174
Less:				
Commissions, transportation and other	197,470	179,439	917,929	858,606
Onboard and other	63,272	54,238	331,218	308,611
Net revenues	$ 892,473	$ 795,963	$ 3,980,437	$ 3,735,957
APCD	5,849,048	5,386,416	22,392,478	21,733,724
Gross Yields	$ 197.16	$ 191.15	$ 233.54	$ 225.60
Net Yields	$ 152.58	$ 147.77	$ 177.76	$ 171.90

Gross Cruise Costs and Net Cruise Costs were calculated as follows (in thousands, except APCD and costs per APCD):

	Quarter Ended December 31,		Year Ended December 31,	
	2006	2005	2006	2005
Total cruise operating expenses	$ 750,358	$ 703,823	$ 3,249,629	$ 2,994,232
Marketing, selling and administrative expenses	181,183	168,709	699,864	635,308
Gross Cruise Costs	931,541	872,532	3,949,493	3,629,540
Less:				
Commissions, transportation and other	197,470	179,439	917,929	858,606
Onboard and other	63,272	54,238	331,218	308,611
Net Cruise Costs	$ 670,799	$ 638,855	$ 2,700,346	$ 2,462,323
APCD	5,849,048	5,386,416	22,392,478	21,733,724
Gross Cruise Costs per APCD	$ 159.26	$ 161.99	$ 176.38	$ 167.00
Net Cruise Costs per APCD	$ 114.69	$ 118.60	$ 120.59	$ 113.30

Net Debt-to-Capital was calculated as follows (in thousands):

	As of December 31,	
	2006	2005
Long-term debt	$ 5,040,322	3,553,892
Current portion of long-term debt	371,071	600,883
Total long-term debt	5,411,393	4,154,775
Less: Cash and cash equivalents	105,294	125,385
Net Debt	$ 5,306,099	4,029,390
Total shareholders' equity	$ 6,091,575	5,554,465
Net Debt	5,306,099	4,029,390
Net Debt and Capital	$ 11,397,674	9,583,855
Net Debt-to-Capital	46.6%	42.0%

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